Form 424
(Revised 05/11)

Submit in duplicate to:
Secretary of State
P.O. Box 13697
Austin, TX 78711-3697
512 463-5555
FAX: 512/463-5709
Filing Fee: See instructions

Certificate of Amendment

This space reserved for office use.

FILED
In the Office of the
Secretary of State of Texas
AUG 06 2014
Corporations Section

Entity Information

The name of the filing entity is:

Rick's Cabaret International, Inc.

State the name of the entity as currently shown in the records of the secretary of state. If the amendment changes the name of the entity, state the old name and not the new name.

The filing entity is a: (Select the appropriate entity type below.)

☒ For-profit Corporation
☐ Nonprofit Corporation
☐ Cooperative Association
☐ Limited Liability Company
☐ Professional Corporation
☐ Professional Limited Liability Company
☐ Professional Association
☐ Limited Partnership

The file number issued to the filing entity by the secretary of state is: 0133614700

The date of formation of the entity is: December 9, 1994

Amendments

1. Amended Name

(If the purpose of the certificate of amendment is to change the name of the entity, use the following statement)

The amendment changes the certificate of formation to change the article or provision that names the filing entity. The article or provision is amended to read as follows:

The name of the filing entity is: (state the new name of the entity below)

RCI Hospitality Holdings, Inc.

The name of the entity must contain an organizational designation or accepted abbreviation of such term, as applicable.

Statement of Approval

The amendments to the certificate of formation have been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the entity.

Effectiveness of Filing (Select either A, B, or C.)

A. ☒ This document becomes effective when the document is filed by the secretary of state.

B. ☐ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is: ______________________

C. ☐ This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is: ______________________

The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: August 6, 2014

By: ______________________

____
Signature of authorized person

Phillip K. Marshall, Chief Financial Officer
Printed or typed name of authorized person (see instructions)